 Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

ADDS SPONSOR PARTNERSHIP VETERAN

Acceleration of Sponsor Partnerships To Drive Revenue and Profit Growth

COS COB, CT – September 27, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing provider of positive and entertaining video content, has appointed Jayson Goldberg as its senior vice president of branded entertainment and content partnerships.

Mr. Goldberg’s extensive long-term industry relationships are expected to immediately increase the number and scope of the company’s sponsor partnerships.

Mr. Goldberg brings over 25 years of experience in branded entertainment and media to CSS Entertainment. From 2013 to 2017, Mr. Goldberg was senior vice president at Dick Clark Productions where he grew national branded entertainment sales four-fold. Previously he managed branded content partnerships and cross-channel sponsorships for the Billboard Music Awards.

“Increased sponsor partnerships for our existing series such as those we announced recently for Chicken Soup for the Soul’s Hidden Heroes and partnerships for new series directly drive revenue and profitability growth,” said Scott W. Seaton, vice chairman and chief strategy officer of CSS Entertainment. “We are excited that Jay’s arrival will allow us to extend our reach to many more sponsors.”

“CSS Entertainment has an innovative and highly differentiated business model,” said Mr. Goldberg. “The combination of our positive brand, the demand for uplifting content, our strong relationships with existing TV networks and the extensive reach of our APlus.com online network (garnering approximately 800 million content views per month), allows advertisers and sponsors to naturally embed their message directly into content that is widely distributed and engaging. I am excited about offering the compelling solution made possible by this unique model for the advertising community.”

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

MEDIA CONTACT:

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR CONTACT:

Jody Burfening/Sanjay M. Hurry

LHA

chickensoupentertainment@lhai.com

(212) 838-3777